Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 612-215-5300 mediainquiries@xcelenergy.com xcelenergy.com

Xcel Energy names Ryan Long executive vice president and chief legal and compliance officer
Long will oversee legal, compliance and federal affairs teams
MINNEAPOLIS (June 16, 2025) — Xcel Energy announced today Ryan Long as the company’s executive vice president and chief legal and compliance officer, effective immediately. Long, currently president of Xcel Energy – Minnesota, North Dakota and South Dakota, takes over the role held by Rob Berntsen, who accepted a position outside the company.
“Ryan has an extensive legal background as well as demonstrating tremendous leadership in strategic planning, operational considerations and financial results in his current role as president,” said Bob Frenzel, Xcel Energy’s chairman, president and CEO. “His legal acumen and jurisdictional expertise are critical assets as we make energy work better for customers. Ryan’s counsel to me, the Xcel Energy leadership team and the Board of Directors is invaluable.”
Long will oversee Xcel Energy’s legal, compliance, and federal affairs teams. He previously served as interim general counsel in late 2023 and early 2024.
Long will continue to oversee the Minnesota, North Dakota, and South Dakota jurisdiction as the company conducts an internal and external search for the next president for this operating company.
Long joined Xcel Energy as a principal attorney in late 2015 and was named vice president, deputy general counsel, in May 2021, managing the Federal and State Regulatory, Environmental and Real Estate legal teams. He previously worked as a lawyer for Faegre Baker Daniels, now known as Faegre Drinker Biddle & Reath in Minneapolis and Cravath, Swaine & Moore in New York City. Long currently serves on the board of directors of the Guthrie Theater in Minneapolis.

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About Xcel Energy
Xcel Energy (NASDAQ: XEL) is a leading energy provider, dedicated to serving millions of customers with excellence. We make energy work better for customers, helping them thrive every day. That means always raising the bar — delivering better service and providing more reliable, resilient and sustainable energy.
We are committed to leading the clean energy transition, meeting our customers’ need for more, cleaner power, while keeping bills as low as possible. Because the people we serve depend on us to power their lives.
Headquartered in Minneapolis, we work every day to generate and distribute electricity and gas to customers across eight states: Minnesota, Colorado, Wisconsin, Michigan, North Dakota, South Dakota, New Mexico, and Texas. For more information, visit xcelenergy.com or follow us on X, and Facebook.